P R E S S R E L E A S E
Contacts:	Analytical Surveys, Inc.	Pfeiffer High Public Relations, Inc.
	Lori Jones	Geoff High
	Chief Executive Officer	303/393-7044
	210/657-1500	geoff@pfeifferhigh.com

ANALYTICAL SURVEYS REPORTS SECOND QUARTER RESULTS

SAN ANTONIO, Texas -- May 15, 2006 _ Analytical Surveys, Inc. (ASI) (Nasdaq: ANLT), a leading provider of utility-industry data collection, creation and management services for the geographic information systems (GIS) markets, today announced financial results for its second fiscal quarter and six months ended March 31, 2006.

Second quarter revenue totaled $1.4 million versus $1.5 million in the comparable 2005 quarter. The Company reduced its net loss from operations to $2,000 versus a net loss from operations of $615,000 in the comparable quarter a year ago. Net loss available to common shareholders was $19,000, or $0.01 per diluted share, versus a net loss available to common shareholders of $679,000, or $0.24 per diluted share, in the fiscal 2005 quarter.

Revenue in the six-month period totaled $2.7 million versus $3.6 million in the comparable period in fiscal 2005. Net loss from operations was reduced to $35,000 as compared with $1.1 million in the comparable period last year. Net loss available to common shareholders was $62,000, or $0.02 per diluted share, versus a net loss of $1.2 million, or $0.48 per diluted share, at the six-month mark a year ago.

The reduced net loss for the second quarter and six-month period was principally due to lower salaries, wages, benefits and subcontractor costs, which were proportionately lower than the decline in revenue. Management attributed the decline in quarter revenue to a lower number of active contracts versus last year's first quarter, and a lower level of new contract signings in recent fiscal years. The long-term decline in contract activity has been the result of lower demand for data conversion services within the GIS industry. The Company ended the second quarter with an order backlog of $1.4 million versus $4.0 million at the end of fiscal 2005.

Lori Jones, CEO, said, "Our focus within the GIS industry is to provide service and software solutions that produce higher margins than the traditional large-volume data conversion projects. We also continue to focus on our expansion into the oil and gas sector, with the goal of generating revenue and cash flow that provide returns to our shareholders well above those we can generate in our GIS business."

Analytical Surveys Inc. (ASI) provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. The Company is in the process of expanding its business into the energy sector. ASI is headquartered in San Antonio, Texas and maintains operations in Waukesha, Wisconsin. For more information, visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in the Company's Annual Report on Form 10-KSB

ANALYTICAL SURVEYS, INC.

Consolidated Balance Sheets

(In thousands)

Assets	March 31, 2006	September 30, 2005
Current assets:	(Unaudited)
Cash and cash equivalents	$553	$622
Accounts receivable, net of allowance for doubtful accounts of $50 at
March 31, 2006 and September 30, 2005	1,512	1,529
Revenue earned in excess of billings	1,232	1,612
Prepaid expenses and other	72	81
Total current assets	3,369	3,844

Oil and natural gas properties and equipment	603	--

Equipment and leasehold improvements, at cost:
Equipment	3,915	3,979
Furniture and fixtures	363	363
Leasehold improvements	75	75
	4,353	4,417
Less accumulated depreciation and amortization	(4,217)	(4,249)
Net equipment and leasehold improvements	136	168
Total assets	$4,108	$4,012
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$17	$17
Billings in excess of revenue earned	253	425
Accounts payable	379	289
Accrued liabilities	213	688
Accrued payroll and related benefits	433	687
Total current liabilities	1,295	2,106
Long-term debt:
Capital lease obligations, less current portion	25	30
Redeemable preferred stock, no par value; authorized 2,500 shares; 166 shares issued and outstanding at September 30, 2005 (liquidation value
$266)	--	247
Total long-term liabilities	25	277
Total liabilities	1,320	2,383

Commitments and contingencies

Stockholders' equity:
Convertible preferred stock, no par value: authorized 2,500 shares; 760
issued and outstanding at March 31, 2006	708	--
Common stock, no par value; authorized 100,000 shares; 3,401 and 2,869 shares issued and outstanding at March 31, 2006 and September 30
2005, respectively	35,825	35,312
Accumulated deficit	(33,745)	(33,683)
Total stockholders' equity	2,788	1,629
Total liabilities and stockholders' equity	$4,108	$4,012

ANALYTICAL SURVEYS, INC.

Consolidated Statements of Operations

(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31		March 31
	2006	2005	2006	2005

Revenues	1,384	1,544	$2,743	$3,572

Costs and expenses:
Salaries, wages and benefits	876	1,293	1,657	2,849
Subcontractor costs	275	434	414	811
General and administrative	218	384	670	819
Depreciation and amortization	17	48	37	103
Severance and related costs	--	--	--	67
Total operating costs	1,386	2,159	2,778	4,649
Loss from operations	(2)	(615)	(35)	(1,077)
Other income (expense):
Interest expense, net	(41)	(11)	(54)	(52)
Gain on extinguishment of debt	61	--	61	--
Other income (expense), net	--	(53)	3	(41)
Total other income (expense)	20	(64)	10	(93)
Earnings (loss) before income
taxes	18	(679)	(25)	(1,170)
Provision for income taxes	--	--	--	--
Net earnings (loss)	18	(679)	(25)	(1,170)
Deemed dividend associated with beneficial
conversion feature of preferred stock	(30)	--	(30)	--
Dividends on preferred stock	(7)	--	(7)	--
Net loss available to common
stockholders	$(19)	$(679)	$(62)	$(1,170)

Basic net loss per common share available
to common stockholders	$(0.01)	$(0.24)	$(0.02)	$(0.48)
Diluted net loss per common share
available to common stockholders	$(0.01)	$(0.24)	$(0.02)	$(0.48)

Weighted average common shares:
Basic	3,160	2,869	3,013	2,418
Diluted	3,160	2,869	3,013	2,418